AMENDMENT NO. 5 TO CREDIT AND GUARANTY AGREEMENT

AMENDMENT NO. 5 TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”), dated as of December 15, 2006, among Kraton Polymers LLC, a Delaware limited liability company (“Company”), each of the Guarantors listed on the signature pages hereto, the Lenders party hereto, and UBS AG, Stamford Branch (“UBS”), as administrative agent and collateral agent (“Agent”).

RECITALS

WHEREAS, Company, the Guarantors, the Lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, and UBS, as Agent, entered into the Credit and Guaranty Agreement dated as of December 23, 2003 (as amended pursuant to that certain Amendment No. 1 to Credit and Guaranty Agreement dated as of March 4, 2004, that certain Amendment No. 2 to Credit and Guaranty Agreement dated as of October 21, 2004, that certain Amendment No. 3 to Credit and Guaranty Agreement dated as of February 16, 2006 and that certain Amendment No. 4 to Credit and Guaranty Agreement dated as of May 12, 2006, and as further amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Company desires to (i) form a limited partnership organized under the laws of the Netherlands (“New Holding Dutch CV”) of which Company will own, directly and/or indirectly through one or more of its wholly-owned Domestic Subsidiaries all of the outstanding Capital Stock (provided that New Holding Dutch CV will in any event have at least two partners), (ii) contribute to the undivided community of property (onverdeelde goederenrechtelijke gemeenschap) created pursuant to the formation documents for New Holding Dutch CV, 100% of the Capital Stock of Kraton Polymers Holdings BV, a company organized under the laws of the Netherlands (“KP Holdings BV”), and (iii) cause New Holding Dutch CV and Kraton Polymers U.S. LLC to enter into a qualified cost sharing agreement substantially in principle in the form attached hereto as Annex I (the actions described in clause (i) through (iii ) above are collectively referred to herein as the “Restructuring”);

WHEREAS, Company, the Guarantors, the Requisite Lenders and Agent have agreed to amend and waive certain provisions of the Credit Agreement, in each case, as provided herein.

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined.

Section 2. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) The definitions of each of the following new terms shall be inserted in alphabetical order and shall read in their entirety as follows:

“Cost Sharing Agreement” means that certain qualified cost sharing agreement to be entered into between New Holding Dutch CV and Kraton Polymers U.S. LLC substantially in the form of Exhibit P.

“Fifth Amendment Effective Date” means December 15, 2006.

“KP Holdings BV” means Kraton Polymers Holdings BV, a company organized under the laws of the Netherlands, 100% of the Capital Stock of which is (a) immediately prior the Restructuring, owned by Company and (b) immediately after the Restructuring, owned for the account of New Holding Dutch CV.

“New Holding Dutch CV” means a limited partnership organized under the laws of the Netherlands of which Company will own, directly and/or indirectly through one or more of its wholly-owned Domestic Subsidiaries all of the outstanding Capital Stock.

“Restructuring” means (i) the formation by Company, through two or more of its wholly-owned Domestic Subsidiaries, of New Holding Dutch CV, (ii) the contribution by Company to the undivided community of property (onverdeelde goederenrechtelijke gemeenschap) created pursuant to the formation documents for New Holding Dutch CV of 100% of the Capital Stock of KP Holdings BV and (iii) the execution of the Cost Sharing Agreement by the parties thereto.

Section 3. Amendment to Section 6.9. (i) Clause (f) of Section 6.9 of the Credit Agreement is hereby amended by deleting the word “and” at the end of such provision and (ii) clause (g) of Section 6.9 of the Credit Agreement is hereby amended by deleting the period at the end of such provision and inserting the following: “; and (h) the Restructuring, including the transactions contemplated by, or incidental to, the Cost Sharing Agreement.”

Section 4. Amendment to Section 6.12. (i) Clause (g) of Section 6.12 of the Credit Agreement is hereby amended by deleting the word “and” at the end of such provision and (ii) clause (h) of Section 6.12 of the Credit Agreement is hereby amended by deleting the period at the end of such provision and inserting the following: “; and (i) any transaction necessary to effect the Restructuring, including the transactions contemplated by, or incidental to, the Cost Sharing Agreement as in effect on the Fifth Amendment Effective Date.”

Section 5. Amendment to Section 6.15. Clause (a) of Section 6.15 of the Credit Agreement is hereby amended by inserting the words “or the Cost Sharing Agreement after the Fifth Amendment Effective Date (except for any amendment, restatement, supplement or other modification to, or waiver that does not adversely affect the interests of the Lenders in any material respect)” after the words “Fourth Amendment Effective Date” in the fourth line thereof.

Section 6. Amendment to Article V. Article V of the Credit Agreement is hereby amended by adding a new Section 5.13 as follows:

“5.13. Pledge of Shares of New Holding Dutch CV. On or prior to a date that is 90 days after the Fifth Amendment Effective Date (or such extended period of up to 60 days as agreed to by the Administrative Agent in its reasonable discretion), Company shall (i) take all actions and execute and deliver all such documents, instruments, agreements and certificates necessary to grant to (and, to the extent relevant under applicable law, to perfect) a First Priority Lien in favor of, Collateral Agent, for the benefit of Secured Parties, under a deed of pledge governed by the laws of the Netherlands in form and substance reasonably satisfactory to Collateral Agent, in the Capital Stock of New Holding Dutch CV, in the form of a right of pledge (pandrecht) over 65% of each financial claim from each holder of Capital Stock of New Holding Dutch CV under the formation documents for New Holding Dutch CV and against all other holders of Capital Stock of New Holding Dutch CV, including but not limited to entitlements in the undivided community of property (onverdeelde goederenrechtelijke gemeenschap) of the New Holding Dutch CV, including but not limited to its right to any (i) payments of profits, (ii) distribution of reserves, (iii) liquidation proceeds, and (iv) any other payments or distributions, whether present or future, whether actual or contingent      , to the extent permitted by applicable law.”

Section 7. Consent to the Restructuring. Pursuant to 10.05(a) of the Credit Agreement, upon the effectiveness of this Amendment in accordance with Section 7 below, the Lenders hereby (i) consent to the Restructuring and (ii) in connection with the Restructuring, consent to the release, cancellation and termination of the pledge of the Capital Stock of KP Holdings BV made by Company in favor of the Collateral Agent for the benefit of the Secured Parties, which the parties hereto agree shall be so released, cancelled and terminated upon the effectiveness of this Amendment.

Section 8. Conditions Precedent. This Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(a) Agent shall have received all of the following, in form and substance satisfactory to Agent:

(i) Amendment Documents. This Amendment and each other instrument, document or certificate required by Agent, duly executed and delivered by Company, the Guarantors, the Requisite Lenders and any other Person in connection with this Amendment;

(ii) Cost Sharing Agreement. The Agent shall have received a fully executed or conformed copy of the Cost Sharing Agreement; the Cost Sharing Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Agent and no provision thereof shall have been modified or waived in any respect determined by Agent to be material without the consent of Agent; and

(ii) Additional Information. Such additional documents, instruments and information as Agent may reasonably request to effect the transactions contemplated hereby.

(b) After giving effect to this Amendment, the representations and warranties contained herein and in the Credit Documents shall be true and correct in all material respects as of the date hereof as if made on the date hereof (except for those which by their terms specifically refer to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(c) All corporate proceedings taken in connection with the execution and delivery of this Amendment and all other agreements, documents and instruments executed and/or delivered pursuant thereto, and all legal matters incident thereto, shall be reasonably satisfactory to Agent.

(d) No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment.

Section 9. Representations and Warranties. Company hereby represents and warrants to Agent and the Lenders that, as of the date hereof and after giving effect to this Amendment, (a) all representations and warranties set forth in the Credit Agreement and in any other Credit Document are true and correct in all material respects as if made again on and as of such date (except those, if any, which by their terms specifically relate only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (b) no Default or Event of Default has occurred and is continuing, and (c) the Credit Agreement (as amended by this Amendment), and all other Credit Documents are and remain legal, valid, binding and enforceable obligations of the Credit Parties in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 10. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Credit Document shall survive the execution and delivery of this Amendment, and no investigation by Agent or the Lenders shall affect the representations and warranties or the right of Agent and the Lenders to rely upon them. If any representation or warranty made in this Amendment is false in any material respect as of the date made or deemed made, then such shall constitute an Event of Default under the Credit Agreement.

Section 11. Reference to Agreement. Each of the Credit Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Credit Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Credit Document under the Credit Agreement.

Section 12. Costs and Expenses. Company shall pay on demand all reasonable, documented, out-of-pocket costs and expenses of Agent and the Lead Arrangers (including the reasonable fees, costs and expenses of counsel to Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

Section 13. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 14. Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall be binding upon each signatory hereto, its successors and assigns.

Section 15. Certain Waivers. Each of Company and each Guarantor hereby agrees that neither Agent nor any Lender shall be liable under a claim of, and hereby waives any claim against Agent and the Lenders based on, lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress and defamation and breach of fiduciary duties) as a result of the consents and amendments contained in Sections 2 through 5 above and any discussions or actions taken or not taken by Agent or the Lenders on or before the date hereof or the discussions conducted in connection therewith, or any course of action taken by Agent or any Lender in response thereto or arising therefrom; provided, that the foregoing waiver shall not include the waiver of any claims which are based on the gross negligence or willful misconduct of Agent or any Lender or any of their respective agents. This Section 15 shall survive the execution and delivery of this Amendment and the other Credit Documents and the termination of the Credit Agreement.

Section 16. Limited Effect. This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights or remedies any Lender may have under the Credit Agreement or under any other Credit Document, and shall not be considered to create a course of dealing or to otherwise obligate in any respect any Lender to execute similar or other amendments or grant any waivers under the same or similar or other circumstances in the future.

Section 17. Ratification by Guarantors. Each of the Guarantors acknowledges that its consent to this Amendment is not required, but each of the undersigned nevertheless does hereby agree and consent to this Amendment and to the documents and agreements referred to herein. Each of the Guarantors agrees and acknowledges that (i) notwithstanding the effectiveness of this Amendment, such Guarantor’s Guaranty shall remain in full force and effect without modification thereto and (ii) nothing herein shall in any way limit any of the terms or provisions of such Guarantor’s Guaranty or any other Credit Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified, confirmed and affirmed in all respects. Each of the Guarantors hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this Section 17. Each of the Guarantors hereby further acknowledges that Company, Agent and any Lender may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provisions of the Credit Documents without notice to or consent from such Guarantor and without affecting the validity or enforceability of such Guarantor’s Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor’s Guaranty.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KRATON POLYMERS LLC

By:	/s/ Joseph J. Waiter

Name: Title:	Joseph J. Waiter Vice President and General Counsel

GUARANTORS:

POLYMER HOLDINGS LLC
ELASTOMERS HOLDINGS LLC
KRATON POLYMERS U.S. LLC
KRATON POLYMERS CAPITAL CORPORATION

By:	/s/ Joseph J. Waiter

Name: Title:	Joseph J. Waiter Vice President and General Counsel

AGENT:

UBS AG, STAMFORD BRANCH,

as Administrative Agent and as Lender

By:	/s/ Irja R. Otsa

Name: Title:	Irja R. Otsa Associate Director

By:	/s/ Mary E. Evans

Name: Title:	Mary E. Evans Associate Director

ANNEX I

Form of Cost Sharing Agreement

RESEARCH AND DEVELOPMENT

COST SHARING AGREEMENT

This Research and Development Cost Sharing Agreement (the “Agreement”) is entered into effective as of [December 30], 2006 (the “Effective Date”), by and between [Kraton Polymers U.S. LLC, a Delaware company (“KP”); and [New Holding Dutch CV], a Dutch limited partnership organized and existing under the laws of the Netherlands (“CV”).

RECITALS

WHEREAS, the parties are engaged in the business of designing, developing, manufacturing, marketing, and selling products agreed by the Parties;

WHEREAS, the parties consider it beneficial that certain research and development activities concerning technology to be developed and incorporated in such Products be conducted by the parties for the benefit of each party;

WHEREAS, the parties recognize that other related third parties may purchase Products on arm’s length terms and conditions;

WHEREAS, the parties desire to establish a structure whereby each party will share in the research and development costs incurred on or after the Effective Date in order to further develop the Existing Technology and to develop New Technology; and

WHEREAS, the parties intend to exploit the Intellectual Property rights, technology and other intangible property rights developed in accordance with this Agreement in their respective businesses;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth, the parties agree to be legally bound as follows:

1. Definitions

1.1 Covered Research. “Covered Research” shall mean those research and development activities identified in Exhibit A to this Agreement, as may be modified from time to time by the parties.

1.2 Current Products. “Current Products” shall mean those specific products that exist on the Effective Date which are proprietary products of KP and KP subsidiaries included in the KP consolidated U.S. Federal income tax return and those specific products that exist on the Effective Date which are proprietary products of CV and CV subsidiaries.

1.3 Existing Technology. “Existing Technology” shall mean and include any and all Intellectual Property which exists as of the Effective Date which is owned by KP and/or CV, or licensed from other parties by KP and/or CV with rights to sublicense, and which is involved in the manufacture, use or sale of Current Products, or sublicense of Intellectual Property, or is otherwise in existence on the Effective Date.

1.4 Future Products. “Future Products” shall mean those products (including modified or improved Current Products) that incorporate New Technology developed by or for KP and CV after the Effective Date pursuant to the terms of this Agreement.

1.5 Intellectual Property. “Intellectual Property” shall mean and include any and all intellectual property or proprietary rights, including but not limited to copyright rights (including rights in audiovisual works), moral rights, patent rights (including patent applications and disclosures), rights of priority, mask work rights, trade secret rights, know-how, technologies, procedures, processes, designs, inventions, discoveries, and any and all trademarks, trade names and other marketing intangibles, recognized in any country or jurisdiction in the world.

1.6 New Technology. “New Technology” shall mean and include any and all Intellectual Property which does not exist as of the Effective Date and is developed as a result of Covered Research.

1.7 Products. “Products” shall mean Current Products and Future Products.

1.8 Territory. “Territory” shall mean everywhere in the world except the United States of America.

2. Ownership of New Technology

The parties agree that, with respect to all New Technology developed by or for either of them, CV shall beneficially and exclusively own all rights, title and interest in and to such New Technology in the Territory and KP shall beneficially and exclusively own all rights, title and interest outside the Territory. [Notwithstanding the foregoing, KP and CV herewith grant to one another a nonexclusive, royalty-free license to the New Technology, including the right to sublicense, to make, have made, and reproduce Products and for use in researching and developing New Technology and Future Products worldwide.] The parties further agree to execute such documents and to perform such other acts as may be necessary or desirable to evidence or effectuate the foregoing division of ownership rights. Legal title to New Technology shall be held by [KP].

3. Allocation of Research and Development Costs

3.1 Allocation Percentage. Research and Development Costs shall be calculated in accordance with Section 4 below. Each party shall be responsible for paying a percentage of the Research and Development Costs (the “Allocation Percentage”), which shall be based on the respective reasonably anticipated benefits to each party from the New Technology expected to be created. [The Allocation Percentage for each party shall be a fraction, the numerator of which is that party’s current year gross margin from New Technology and Existing Technology and the denominator of which is the current year combined gross margin of the parties from New Technology and Existing Technology.]

3.2 [Gross Margin. For purposes of Section 3.1, gross margin shall mean all gross revenues accrued by the parties from the sale, lease or license of any Product to non-affiliates, less cost of goods sold recorded on the legal entity books of each company, without regard to any revenue and cost of goods sold that is deferred for consolidated financial statement purposes (e.g., for sales to distributors still in distributor inventory), and less sales or use, VAT, GST, or similar taxes imposed on sales, transportation and insurance charges billed separately to customers, and credits, allowances and returns granted to customers in the period in which such credits, discounts, allowances or returns are actually allowed or granted. In the case of sales, leases or licenses of Products by affiliates of KP or CV, gross margin shall include the gross margin received by all such affiliates in a distribution chain. In the case of royalties received from the license of New Technology or Existing Technology to affiliates, gross margin shall exclude the royalties received but shall include the gross margin received by such affiliates from the sale, lease or license of any Products sold by such affiliates to non-affiliates. In the case of licenses of New Technology or Existing Technology to non-affiliates, gross margin shall include all such royalties received.]

3.3 Computation of Payment. Each company’s Allocation Percentage, multiplied by total Research and Development Costs, will be its total share. Each company’s actual Research and Development Costs will be subtracted from the result of this calculation to determine each company’s net cost sharing payment or reimbursement due.

3.4 Periodic Review and Adjustment. Each year the parties shall review, and when appropriate, adjust the Allocation Percentages so that they continue to be based on the reasonably anticipated benefits to each party. For purposes of the preceding sentence, adjustments may include retroactive and/or prospective adjustments, as may be appropriate based on the parties’ determination.

4. Calculation of Research and Development Costs

4.1 General. The Research and Development Costs to be shared by the parties shall consist of (i) Direct Costs, as defined in Section 4.2; and (ii) Indirect Costs, as defined in Section 4.3, incurred by each party. All calculations shall be based on the calculations used by KP.

4.2 Direct Costs. Direct Costs shall be those costs related directly to the research and development of the New Technology. Examples of Direct Costs include, but are not necessarily limited to, salaries, bonuses, other payroll costs and benefits, materials and supplies, and consulting fees and fees paid under contract to persons other than KP subsidiaries included in the KP consolidated U.S. Federal income tax return and CV subsidiaries that are disregarded for U.S. Federal income tax purposes. In the case of KP subsidiaries included in the KP consolidated U.S. Federal income tax return and CV subsidiaries that are disregarded for U.S. Federal income tax purposes, Direct Costs shall exclude fees paid between such entities and include the costs incurred by such entities related directly to the research and development of the New Technology.

4.3 Indirect Costs. Indirect Costs shall be those costs incurred by other departments that benefit research or development activities. Examples of Indirect Costs include, but are not necessarily limited to, occupancy costs, and the portion of overall corporate management expense allocable to the research and development activities. Indirect Costs shall not include domestic or foreign income taxes, interest expense, depreciation or amortization expense, or a charge for the use or acquisition of intangible property.

4.4 Exclusions. Neither party shall be entitled to share in government subsidies granted to another party, whether those subsidies take the form of direct payment of money, a credit against tax liabilities, or some other form.

4.5 Stock-Based Compensation. For purposes of determining Research and Development Costs, the parties agree to include stock-based compensation (as defined in United States Income Tax Treasury Regulation Section 1.482-7(d)(2)(i) and (ii) (2003), as determined in accordance with United States Income Tax Treasury Regulation Section 1.482-7(d)(2)(iii)(A)), to the extent that such amounts are issued by [Polymers Holding LLC, a [Texas] corporation] and properly allocable to Research and Development, and subject to Section 4.6.

4.6 Condition Subsequent. Stock-based compensation is being included in Research and Development Costs pursuant to this Agreement solely in order to comply with Treas. Reg. § 1.482-7(d)(2) (2003). The parties acknowledge and agree that Treas. Reg. § 1.482-7(d)(2) (2003) may be (a) held to be an invalid and arbitrary regulation by a final decision in a court of law involving another taxpayer, including a U.S. Supreme Court decision, a decision by a U.S. Court of Appeals of any Circuit upon denial of a writ of certiorari or lapse of time for filing such writ, or a decision by a federal trial court upon lapse of time for filing a notice of appeal, or (b) withdrawn by the Treasury Department (a “Triggering Event”). Within 90 days of a Triggering Event, the parties shall refund as necessary among the parties an amount equal to the portion of the cost sharing payments that were attributable to the inclusion of stock-based compensation pursuant to Treas. Reg. §1.482-7(d)(2).

4.7 Records. Each party shall keep or cause to be kept complete and accurate records pertaining to the manufacture, use and sale, license, rental or disposition of Products appropriate to confirm all computations required by this Agreement. Each party shall make such records available to the other party as may be reasonably requested. Each party may, at its own expense, request an independent certified public accountant, selected by it and approved by the other party, shall have access, at a place of the other party’s choosing during ordinary business hours, to such records as may be reasonably requested. Neither the accountant nor the selected consultants shall disclose to any information relating to the business of other party other than information relating solely to the accuracy of the computations under this Agreement.

5. Payments of Allocated Research and Development Costs

Promptly after the close of each fiscal quarter, CV shall inform KP of any Research and Development Costs incurred by CV during the immediately preceding fiscal quarter. KP shall determine the amount that CV owes KP based on the Allocation Percentage according to Section 3. KP shall notify CV of the amount owed by CV to KP hereunder for such quarter and CV shall pay such amount within sixty (60) days of the end of the fiscal quarter. All payments shall be denominated in U.S. dollars or euro equivalent, and shall be transferred in such manner as the parties may mutually agree. Payments not made within sixty (60) days shall accrue interest at the short term applicable federal rate as defined in § 1274(d) of the U.S. Internal Revenue Code of 1986, as amended, compounded monthly until such amounts are paid.

6. Confidentiality

The New Technology contains confidential information of the parties (“Confidential Information”). The parties agree to keep such Confidential Information confidential, and not to disclose or make such available to any person, except persons who need to know such information to carry out the intent of this Agreement. The parties agree that they will use the same level of effort to protect such Confidential Information as they use to protect their own confidential information of similar importance. The parties’ obligations under this section will not apply to any information that: (i) was in the public domain at the time of communication or delivery of such information to a party hereunder; (ii) becomes part of the public domain through no fault of such party; (iii) was known to the receiving party prior to disclosure to it; (iv) is legally obtained from a third party that is authorized to have or disclose such information; or (v) is required to be disclosed by a governmental or judicial authority.

7. Disclaimer of Warranty

Neither party makes any warranty, express or implied, with respect to the Existing Technology or the New Technology. EACH PARTY EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF OWNERSHIP, QUIET ENJOYMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EXISTING TECHNOLOGY OR THE NEW TECHNOLOGY.

8. Limitations of Liability

NEITHER PARTY HERETO WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING OUT OF THE DEVELOPMENT, MANUFACTURE, USE, DISTRIBUTION, LICENSE OR SALE OF THE EXISTING TECHNOLOGY OR THE NEW TECHNOLOGY, OR THE ACTIVITIES UNDERTAKEN BY IT PURSUANT TO THIS AGREEMENT, WHETHER SUCH CLAIM ARISES IN TORT OR CONTRACT, OR ANY OTHER LEGAL THEORY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

9. Export Restrictions

The parties understand that implementation of this Agreement must conform with all applicable laws and regulations relating to the transfer of technology and property rights from the United States. The parties understand that KP is subject to regulation by agencies of the United States government, including the United States Department of Commerce, which may prohibit export or diversion to certain countries of the Existing Technology, the New Technology or Products. The parties will not participate in any prohibited export or diversion.

10. Protection of Intellectual Property Rights

KP shall be primarily responsible for obtaining legal protection worldwide for all Intellectual Property rights related to the New Technology (the “Worldwide Rights”). Any such legal protection for the Worldwide Rights obtained shall be in the name of KP. If KP elects not to obtain legal protection in any jurisdiction where CV believes such protection should be obtained, then CV shall so inform KP in writing. If KP does not agree to promptly attempt to obtain such protection, then CV may do so at its own cost, provided that such protection shall be in KP’s name so long as KP takes any steps reasonably requested by CV to facilitate registration in KP’s name. Any costs incurred by KP pursuant to this Section shall be allocated between the parties in accordance with Sections 3 and 4 of this Agreement.

11. Relationship of the Parties

This Agreement is not intended to create a partnership or joint venture. CV and KP are independent contractors and neither of them will be nor represent themselves to be the legal agent, partner, joint venturer, or employee of the other party for any purpose. Neither party shall enter into contracts in the name of, or otherwise bind, the other party with respect to matters covered in this Agreement or otherwise. Neither party will be bound by, nor be liable to, any third person for any act or any obligation or debt incurred by the other party, except to the extent specifically agreed to in writing by the parties.

12. Term and Termination

This agreement shall continue in force until terminated as set forth herein. A party may terminate its participation in this Agreement, by giving thirty days written notice to such effect to the other party. Termination of this Agreement shall not affect a party’s ownership rights or other rights in the New Technology, as described in Section 2 above. Sections 2, 6 through 11 and 13 shall survive termination of this Agreement.

13. General Provisions

13.1 Waiver. No term of this Agreement shall be waived and no breach excused by a party unless such waiver or excuse is made in writing by such party. No consent, waiver or excuse shall constitute a subsequent consent, waiver or excuse of a similar or different kind.

13.2 Integration and Modification. This is the entire Agreement between the parties with respect to the subject matter hereof and may be modified only by a writing signed by the parties.

13.3 Assignment. Neither party may assign, transfer or otherwise dispose of this Agreement in whole or in part without the prior consent of the other party in writing, and such consent will not be unreasonably withheld.

13.4 Severability. If any provision of this Agreement is determined to be unenforceable by a court of competent jurisdiction, such provision shall be enforced to the maximum extent possible and the remaining provisions of this Agreement shall remain in full force and effect.

13.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the [State of Texas], United States of America, as between residents of [Texas], excluding those laws related to choice of laws and conflict of laws. Each party hereby consents to the jurisdiction of the state and federal courts of [Texas].

13.6 Notice. Any notice to be provided hereunder shall be provided in accordance with the provisions of Exhibit B to this Agreement, as may be modified from time to time by the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Kraton Polymers U.S. LLC
By:
Name: [     ]
Date:
Place:
Witness:

New Holding Dutch CV
By:
Name: [     ]
Date:
Place:
Witness:

EXHIBIT A

COVERED RESEARCH

“Covered Research” shall mean all activities related to the research and development of Intellectual Property conducted by or for the parties on or after the Effective Date, [except for research and development activities conducted by or on behalf of      ]. Covered Research shall include all research and development activities conducted by KP subsidiaries after the Effective Date and during the period that they are included in the KP consolidated U.S. Federal income tax return. Covered Research shall also include all research and development activities conducted by CV subsidiaries after the Effective Date.
Kraton Polymers U.S. LLC
By:
Name: [     ]
Date:
Place:
Witness:

New Holding Dutch CV
By:
Name: [     ]
Date:
Place:
Witness:

EXHIBIT B

NOTICE PROVISIONS

Any notice to be provided shall be in English, and shall be provided by personal delivery or express courier, and shall be deemed given when delivered or two days after deposit with the express courier, respectively. All such notices shall be sent to the addresses specified below, or such other address as a party may give in the manner set forth herein.

Kraton Polymers U.S. LLC
By:
Name: [     ]
Date:
Place:
Witness:

New Holding Dutch CV
By:
Name: [     ]
Date:
Place:
Witness: